UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 11, 2009

Kentucky USA Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-141480	20-5750488
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

321 Somerset Road, Suite 1, London, Kentucky	40741
(Address of principal executive offices)	(Zip Code)

(606) 878-5987
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 6, 2009, Kentucky USA Energy, Inc. (the “Company”) entered into a Gas Gathering & Treatment Agreement (the “Agreement”) with Seminole Energy Services, L.L.C. (the “Facility Manager”) and Seminole Gas Company, L.L.C. (“Seminole” or, the “Facility Owner”).  The Agreement provides for the Company’s delivery of up to 2,500 million cubic feet (“Mcf”) per day (the Maximum Daily Volume”) of natural gas production from the Company’s New Albany Shale project located in western Kentucky to Seminole’s gathering and treatment facilities located in Christian and Muhlemberg Counties, Kentucky.  The Company will pay the Facility Manager the following fees for the gathering and treatment of its gas: a $5,000 per month fixed monthly charge; a $0.95 per Mcf base commodity charge; and a $0.12 per Mcf incremental commodity charge.  The Company will pay an additional $1.06 per Mcf for any volumes in excess of the Maximum Daily Volume.  Following treatment, it is expected that the Company will sell its gas to Seminole pursuant to a base contract for the sale and purchase of natural gas (the “Base Contract”), which is currently being negotiated.  The Company and Seminole have agreed to net any fees due Seminole under the Agreement against amounts due the Company under the Base Contract.  The term of the Agreement is five years with one year automatic extensions, unless terminated earlier by the parties.

Attached hereto as Exhibit 99.1 is a press release issued by the Company on August 11, 2009 announcing the Agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated August 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kentucky USA Energy, Inc.

Date: August 17, 2009	By:	/s/ Steven Eversole
Steven Eversole
Chief Executive Officer